Exhibit 99.1

Celsius Holdings, Inc. Announces Letter to Shareholders

BOCA RATON, Fla., Jan. 9, 2018 /PRNewswire/ -- Celsius Holdings, Inc. (Nasdaq: CELH) today released a Letter to Shareholders, as follows:

To Our Shareholders:

2017 was a meaningful and remarkable year in so many ways. Through our relentless pursuit of managed growth, we continued our efforts to successfully expand our global footprint, extend our product portfolio, grow and strengthen our relationships with distributors, and deliver quantifiable results. Our reported results for the first nine months of 2017 have already blown through the record annual results we reported in 2016 in both revenue and improved profitability. In an industry that was once dominated by only two, massive global brands, we are continuously gaining ground and building momentum. As we enter 2018, we are further energized by the strength of our business. We look forward with increasing optimism, to capitalize on an abundance of opportunities.

Expanding our Global Reach

The Asia market is one of the most dynamic and fastest-growing, making it an important target in our pursuit of global growth. Having a diverse, established and expanding product line, we increased our investment in this key market with the launch and expansion of two important relationships and the formation of an experienced, focused regional team. In September, we entered China with our partner, Qifeng Food Technology. With exciting success, we began both local production and initial distribution of the CELSIUS® brand. The initial distribution covered select channels across three Tier-1 cities including: Beijing, Guangzhou and Shenzhen, as well as over 30 other cities across 14 provinces. Consumer response has been overwhelmingly positive and signals that our plan for broader product distribution in China, which is scheduled to being in the summer of 2018, is in-line with market opportunities. At the same time, we are accelerating our distribution in Hong Kong through our partnership with A.S. Watson Industries. The foundation of our business in Asia is with strong, capable partners, and we are committed to building on our success to further grow our brand and increase placements of our products.

Nurturing our Charter Brand, Extending our Portfolio of Products

CELSIUS® has seen enormous evolution from its beginning as a diet drink to a widely respected functional fitness drink. Our commercial market success and global expansion is being driven by our quest for continuous innovation through the launch of new products and flavors that demonstrate our market leadership and deliver the highest quality of drinkable solutions to meet consumers' needs.  In 2017, we launched the second line in our product portfolio, CELSIUS HEAT™, a trainer-grade line of fitness drinks designed to provide a supercharged workout for athletic trainers, body builders, military personnel and endurance athletes looking to optimize their training results. With the support of high-profile fitness enthusiast and recording artist, Flo Rida, CELSIUS HEAT™'s Chief Ambassador, the line debuted with great fanfare and much success.

Further expanding our portfolio, we extended our Natural line of products to six new flavors. The Natural Line extension boasts a clean ingredient panel featuring 100 percent natural caffeine from green-coffee-bean extract and an all-natural sweetener. Since its launch, it has been rapidly accepted at premium retail locations nationwide and through multiple warehouses of a leading national distributor of natural and organic foods throughout the U.S. Our relentless pursuit of continuously introducing quality, innovative products and new flavors through a wide and diverse amalgam of distribution channels not only expands our reach but is laying the foundation for the future growth of our company. Looking ahead to 2018, we have much in store that we believe will keep our brand fresh, interesting and relevant to our growing base of consumers.

Achieving Recognition from Top Industry Experts

Throughout the year, we communicated our expectations for global expansion, increased brand awareness and enhanced financial performance, and we are delivering on these expectations. Our accomplishments and the trajectory of our business have been recognized by both industry and investment experts as we maintain our status as one of the fastest growing drink companies in the market. We were recently named to the 2018 Beverage Stock Watch List as one of the "Top Beverage Companies for 2018" by Institutional Analysts, Inc. (IA), an independent investment research firm. IA's Beverage Stock Review (BSR) was created as a starting point to help investors searching for the "next big thing." BSR cites Celsius Holdings as "a functional energy drink maker which rose from $0.99 to $7.00, providing a seven-fold gain for its happy shareholders, with a peak valuation exceeding $300 million." In addition, the CELSIUS® brand was named "Best Functional Drink" at the InnoBev Global Beverage Congress Awards held by Zenith Global, in Frankfurt, Germany earlier this year.

Beyond our long and impressive history of industry recognition that includes 20 international awards, CELSIUS HEAT™ was selected as one of Beverage Industry's Innovations of the Year for 2017 in the energy drink category. CELSIUS HEAT™, our newly launched trainer-grade dietary supplement that targets athletic trainers, body builders, military personnel and endurance athletes, was identified as a drink that is driving innovation based on its unique characteristics and ability to fill a need within the beverage market.

Elevating our Investment Profile with an Uplisting to Nasdaq

On May 24, 2017, we achieved a significant corporate milestone when our Company's common stock began trading on the Nasdaq Capital Market. Uplisting our stock to the Nasdaq is a testament to the progress we have made in all areas of our organization, our vision and prospects for our business as well as our strong position within the consumer beverage market.

The investments we are making to broaden our reach are driving improving financial results. In the most recent quarter, we delivered a 62% increase in gross profit on record quarterly revenue of $10.8 million as a result of the tremendous traction our products are gaining with consumers. We remain focused on profitable growth, and to that end we are taking a measured and disciplined approach to investments, leveraging partner relationships and recent success to build upon awareness of our brand and execute against our strategic plan.

We are extremely pleased with the results we are delivering and the value we are creating for our shareholders, partners and employees by serving an ever-growing population of health-minded consumers. We have a proven track record of success, and looking ahead, we are encouraged by the growth opportunities before us and our positioning to exploit those opportunities. As a result of solid execution against our strategic plan, we enter 2018 with a leverageable business model and accelerated momentum to continue on our journey to becoming a global leader of branded products for health-conscious consumers.

Our warmest regards and wishes for a fantastic New Year,

John Fieldly
Interim President and Chief Executive Officer

The 2018 Beverage Stock Watch List article referenced in this release is available at: http://beveragestartupnews.com/top-beverage-companies-for-2018/

Investor Relations:
Cameron Donahue
(651) 653-1854
cameron@haydenir.com